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                                                                    EXHIBIT 99.1


CONTACT: MARION INGRAM                              PHONE: 931-380-2265
COMMUNITY FIRST BANK & TRUST                        FAX: 931-388-3188
501 S. JAMES CAMPBELL BLVD
COLUMBIA, TENNESSEE 38401


NEWS RELEASE


COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS

ASSETS GROW TO $329.1 MILLION; EARNINGS UP 20.3%

            Community First, Inc., the holding company for Community First Bank & Trust, today reported record earnings for 2005. The Company reported net income for the year ended December 31, 2005, of $2,565,000, an increase of 20.3% when compared to Community First's net income of $2,132,000 for the year ended December 31, 2004. Earnings per share for the year were $ .89. The Company also reported net income of $747 thousand for the quarter ended December 31, 2005, an increase of 16.4% when compared to Community First's net income of $642 thousand for the same quarter of 2004. Net interest income for the year ended December 31, 2005 was $10.3 million compared to $8.3 million for the same period in 2004. Net interest income for the quarter ended December 31, 2005 was $2.8 million compared to $2.3 million for the quarter ended December 31, 2004.

            Total assets grew to $329.1 million as of December 31, 2005, up $71.7 million or 27.9% from the $257.3 million reported as of December 31, 2004. Loans as of December 31, 2005 were $259.4 million, or 23.0% higher than the $210.8 million reported at December 31, 2004. Total deposits increased to $286.2 million at December 31, 2005, or 27.9% higher than the $223.8 million reported at December 31, 2004.

            "We are extremely pleased with our earnings growth for 2005," said Marc R. Lively, President and CEO of Community First. "We also experienced extraordinary growth in loans, deposits and total assets which escalated throughout 2005. The growth we experienced in 2005 represented the largest twelve month growth period since our inception almost seven years ago."

OTHER 2005 HIGHLIGHTS

* In response to customer demand, the bank successfully kicked off Community First Investment Services Group during the fourth quarter of 2005. This division of the bank provides a full line of investment products throughout Middle Tennessee.

* The bank completed negotiations on the adjacent lot to the existing downtown Columbia location and will begin construction on a permanent facility by the mid-2006. Completion is expected by the end of the year.

* Community First currently has 77 associates, an increase of 14 employees since December 31, 2004. Approximately 15 associate additions are currently planned for 2006 to accommodate growth in both Maury and Williamson Counties.

* Community First began construction of its fifth office, to be located on Carothers Parkway in the Cool Springs area of Franklin, Tennessee. Construction of this site is expected to be completed by the end of 2006. The new facility will accommodate retail banking as well as Community First Investment Services, the investment division of the bank.


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* The bank will open a temporary facility, located at 256 Seaboard Lane in
Franklin, Tennessee, to service our Williamson County customers until the permanent facility is complete.

* The Williamson County office recently hired a seasoned banker to cover the expanding Rutherford County market.


Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County and a loan production office in Williamson County covering Williamson and Rutherford Counties. The Company operates eleven ATMs in Maury County and two in Williamson County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company's ability to successful expand into Williamson County, changes in the economic conditions in the Company's market areas, regulatory and legislature changes, competition in the Company's market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.